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Exhibit 99

         NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES THE RETIREMENT
            OF THE MANAGING TRUSTEE, THE NAMING OF HIS SUCCESSOR
                   AND THE APPOINTMENT OF A NEW TRUSTEE

                                                                PR NEWSWIRE

          Red Bank, N.J. September 6, 2006 -- Mr. John H. Van Kirk, the Managing Trustee of North European Oil Royalty Trust (Symbol: NRT), has advised the Trustees that he has decided to retire as an active Trustee and as Managing Trustee as of the end of the current fiscal year of the Trust, October 31, 2006. "I have been associated with the Trust since its inception in 1975, was the President of its predecessor corporation, North European
Oil Company, since its formation in 1957, and was instrumental in the re-establishment of the prior corporate entity North European Oil Corporation," Mr. Van Kirk said. "While I hope to continue to participate in the deliberations of the Trustees, I feel that the continuity of the Trust requires a further addition to the Trustee roster," he said.

          The remaining Trustees named Mr. Robert P. Adelman, a Trustee since 1987, to fill the role of Managing Trustee when Mr. Van Kirk retires.
Mr. Adelman had been the chief financial officer of the New York State Urban Development Corporation, the chief financial officer of the Rockefeller Group, Inc., and had served in various leadership positions (including Chairman, President and Chief Executive Officer) for Rogers Group, Inc., a Nashville based corporation engaged in the mining of construction aggregates and road building from 1984 to 2004. He had also been a member of the Financial Executives Institute and the Conference Board Executive Council.
He currently serves as a director of CPRC Group, LLC, which is in the bark mulch, recycling and road paving businesses in northern New England.

          The Trustees also designated Mr. Lawrence A. Kobrin, counsel to the Trust since its inception, to become a Trustee at the time of Mr. Van Kirk's retirement from his post. Mr. Kobrin is a partner of the law firm of Cahill Gordon & Reindel LLP in New York, New York. He had served as a founding director of UMB Bank & Trust Company, and is a member of the American College of Real Estate Lawyers. The Trustees and their Audit Committee designated Samuel M. Eisenstat, another presently serving Trustee, to fill the role of Chair of the Audit Committee, a position now held by Mr. Adelman. They named the retiring Managing Trustee as Founding Trustee Emeritus and invited him to continue to serve as a consultant to the Trust and its Trustees.

          Mr. John R. Van Kirk, son of the retiring Managing Trustee, will continue as Managing Director of the Trust, a position he has held since 1990. The Trustees determined that, effective November 1, 2006, Mr. John R. Van Kirk would be designated as chief executive officer of the Trust in addition to his present role as chief financial officer.

          Mr. Adelman said: "Our emphasis in making the new designations is on continuity and institutional memory which are essential for the efficient operations of the Trust. The Trustees are pleased that they can do so with the designations made today and are hopeful that we will continue to have the benefit of the counsel of John H. Van Kirk, the Founding Trustee, for many years to come."





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          The Trustee roster will be presented in the usual manner to the
Annual Meeting of Unit Owners in February 2007 in accordance with the Trust Agreement of the Trust.

          For further information, contact Mr. John R. Van Kirk, Managing Director, at (732) 741-4008, or via e-mail at neort@aol.com. Website: www.neort.com.